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                                                                    Exhibit 10.4


                       FIRST AMENDMENT TO LEASE AGREEMENT

                                     Between

                              ROUTE 206 ASSOCIATES

                                  The Landlord

                                       And

                                   ENZON, INC.

                                   The Tenant

                             For Leased Premises In

                   685 Route 202/206, Bridgewater, New Jersey

                                November 11, 2002

Prepared by:
Gary O. Turndorf
520 Route 22
P.O. Box 6872
Bridgewater, NJ 08807
(908) 725-8100

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                           TABLE OF CONTENTS
                                                                            Page
                                                                            ----
1.   DEFINITIONS AND EFFECT OF FIRST AMENDMENT ..........................     1
2.   LEASE OF THE CONTIGUOUS SPACE ......................................     1
3.   RENT ...............................................................     1
4.   TERM ...............................................................     2
5.   PREPARATION OF THE LEASED PREMISES .................................     3
6.   OPTIONS ............................................................     4
7.   REVISION OF SECURITY DEPOSIT .......................................     5
8.   REPRESENTATIONS ....................................................     5
9.   RESERVATION IN FAVOR OF TENANT .....................................     5
10.  SEVERABILITY .......................................................     5
11.  CAPTIONS ...........................................................     6
12.  COUNTERPARTS .......................................................     6
13.  EXCLUSIVE BENEFIT ..................................................     6
14.  SUCCESSORS .........................................................     6
15.  AMENDMENTS .........................................................     6
16.  WAIVER .............................................................     6
17.  COURSE OF PERFORMANCE ..............................................     6
18.  LANDLORD'S CONCESSION ..............................................     6

EXHIBIT                           DESCRIPTION                               PAGE
-------   ---------------------------------------------------------------   ----
   A      LEASED PREMISES FLOOR SPACE DIAGRAM ...........................     8
   B      DEFINITIONS AND INDEX OF DEFINITIONS ..........................     9


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FIRST AMENDMENT TO LEASE AGREEMENT, dated as of November 11, 2002, between ROUTE
206 ASSOCIATES, a New Jersey partnership, with offices at 520 Route 22, P.O. Box 6872, Bridgewater, NJ 08807 (the "Landlord"), and ENZON, INC., a Delaware corporation, with an office at 685 Route 202/206, Bridgewater, NJ 08807 (the "Tenant").

PRELIMINARY STATEMENT:

Landlord and Tenant are parties to a lease agreement dated March 27, 2002 for Leased Premises on the third floor of 685 Route 202/206, Bridgewater, New Jersey (the "Lease"); and

Tenant has exercised the Right of First Offer contained in the Lease to lease the contiguous office suite shown on Exhibit A attached hereto (the "Contiguous Space") on modified terms agreed to between the parties and subject to all the terms and conditions set forth below, the Landlord and the Tenant hereby agree as follows:

1.   Definitions and Effect of First Amendment.

Certain terms and phrases used in this Agreement (generally those whose first letters are capitalized) are defined in Exhibit B attached hereto and, as used in this Agreement, they shall have the respective meanings assigned or referred to in that exhibit. Except as amended by the terms of this Agreement, the terms of the Lease shall otherwise remain in full force and effect.

2.   Lease of the Contiguous Space.

The Landlord shall, and hereby does, lease to the Tenant, and the Tenant shall, and hereby does, accept and lease from the Landlord, the Contiguous Space beginning on the Expansion Commencement Date hereinafter defined. The Contiguous Space consists of 5,717 square feet of gross rentable floor space on the third floor of 685 Route 202/206, Bridgewater, New Jersey as more fully described in the definition of Leased Premises set forth in Exhibit B attached hereto. From and after the Expansion Commencement Date, the Leased Premises shall become 24,526 square feet of gross rentable floor space comprised of the original Leased Premises and the Contiguous Space.

3.   Rent.

3.1. The Tenant shall punctually pay the Rent for the Leased Premises for the Term to the Landlord in the amounts and at the times set forth below, without bill or other demand and without any offset, deduction or, except as may be otherwise specifically set forth in this Agreement, abatement whatsoever.

3.2. Beginning on the Expansion Commencement Date, the Basic Rent for the Leased Premises during the balance of the Term shall be at the rate per year set forth below.

      YEARS          ANNUAL RATE    MONTHLY INSTALLMENTS
-----------------   ------------   ---------------------
one through three    $613,150.08         $51,095.84
four and five        $637,676.04         $53,139.67

     Notwithstanding the foregoing provision, if the Expansion Commencement Date occurs on a day other than the first day of a calendar month then the Basic Rent with respect to the addition of the

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Contiguous Space shall be pro-rated for the first month at the rate of $397.01 per day.

3.3. The annual rate of Basic Rent for the Leased Premises during any Renewal Term shall be calculated as set forth in subsection 6.1.4 of this Agreement for the respective Renewal Term.

4.   Term.

4.1. The Initial Term shall be revised to run to the last day of the sixtieth
(60th) full month after the Expansion Commencement Date or the conclusion of any Renewal Term, unless sooner terminated in accordance with this Agreement or the Lease.

4.2. Unless the Work is performed by contractors selected by Tenant, the Expansion Commencement Date shall be the later of:

     4.2.1. the Target Date; or

     4.2.2. the date that the Work is substantially completed (except for (i) any long lead time items that may be required that can not be delivered to the Contiguous Space in sufficient time to be incorporated into the work in proper sequence and (ii) any preparation work that is not being performed exclusively by contractors selected and retained by the Landlord); the Landlord can deliver actual and exclusive possession of the Contiguous Space, free of rubbish and debris, to the Tenant (except for any contractors not selected and retained by the Landlord and their rubbish and debris); and the Contiguous Space can be legally occupied for its intended use pursuant to a temporary or permanent certificate of occupancy.

     4.2.3. Notwithstanding the foregoing provisions, if the Work is performed exclusively by contractors selected by Tenant, then the Expansion Commencement Date shall be the Target Date even though the Work may not be completed and even though no certificate of occupancy has been issued. Tenant shall be obligated to complete the Work in accordance with all applicable codes and to secure the certificate of occupancy.

     4.2.4. Within ten (10) days of the execution of this Lease, each party agrees to notify the other party of the name and telephone number of its construction representative for the project.

4.3. In the event one or more of the conditions contemplated by this subsection
4.3 of the Agreement occurs, notwithstanding anything to the contrary set forth in subsection 4.2 of this Agreement, the Expansion Commencement Date shall be the earliest applicable date specified below:

     4.3.1. the earliest date the Tenant takes possession of the Contiguous Space for the operation of its business. Tenant shall have access to the Contiguous Space for purposes of taking measurements, installing cabling and wiring and furniture, furnishings and equipment without triggering the Expansion Commencement Date;

     4.3.2. the Target Date in the event the Tenant does not timely: (i) deliver the Tenant Plan to the Landlord by the Tenant Plan Due Date and (ii) sign and return the notice contemplated in the second sentence of subsection 5.3 of this Agreement agreeing to the price quoted by the Landlord to perform the Work is acceptable.

4.4. Once it is ascertained in accordance with subsections 4.2 and 4.3 of this Agreement, the Landlord shall give prompt notice of the Expansion Commencement Date to the Tenant; and if the Tenant does not object thereto by notice given to the Landlord within 10 days of the Landlord's notice, the date set


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forth in the Landlord's notice shall thereafter be conclusively presumed to be the Commencement Date.

5.   Preparation of the Leased Premises.

5.1. The Tenant shall cause the Tenant Plan to be prepared and shall deliver the complete Tenant Plan to the Landlord not later than the Tenant Plan Due Date. The Tenant Plan shall be prepared at the Tenant's expense which shall be reimbursable from the Allowance. It shall include the details specified in the definition of Tenant Plan and the location and extent of any special floor loading; special air conditioning requirements, if any; plumbing requirements, if any; and estimated total electrical load, including lighting requirements, lighting switch requirements and electrical outlet requirements, if any, in excess of the building standard being provided by the Landlord, setting forth the amount of the load, locations and types.

5.2. The Landlord shall cause the work required to complete the Tenant Plan (the "Work") to be performed by the Landlord or the Landlord's contractors in a good and workmerlike manner substantially in accordance with the Tenant Plan utilizing the Allowance to pay the price of the Work. The price shall include 5% of the Landlord's contractors' aggregate price for the Landlord's overhead and 5% of the contractor's aggregate price as the Landlord's general contracting fee, but only to the extent that the cost of the Work, as agreed by Landlord and Tenant in writing, exceeds the total amount of the Allowance. If the cost of the Work including the fees exceeds the Allowance, Tenant shall pay the balance of such price to the Landlord in proportion to the progress of such work, as and when billed by the Landlord at convenient intervals, with payment of any remaining final balance due from the Tenant prior to the Commencement Date. If the cost of the Work is less than the Allowance, the balance shall be credited to Base Rent first falling due, until the Allowance is exhausted. The Work shall not include the installation of any telecommunications or computer wiring or the cost thereof. Tenant, at its expense, may install its own security system regulating access to the Contiguous Space but, in such event (i) Tenant must provide the names and contact numbers for employees available to provide access for emergency services on a 24 hour per day basis; (ii) Tenant must arrange for access for the cleaning contractor and its personnel at the normal times which such contractor and its personnel perform their services; (iii) Tenant must supply access information to the Bridgewater Fire Department so that they can gain access in an emergency; and (iv) Tenant must comply with the requirements of section 13 of the Lease.

5.3. Prior to commencing the work, within four (4) days of receipt of the Tenant Plan, Landlord shall provide a quote of the price to perform the Work. Within three (3) days of receipt of the quote from Landlord, Tenant shall confirm, in writing, that the price is acceptable. If Tenant is not satisfied with the price and the parties are unable to agree upon the price then the Tenant shall be free to engage its own contractors to perform the work provided that Tenant shall select the heating, air-conditioning, sprinkler and electrical contractors from a list of qualified contractors furnished to Tenant by Landlord. In such event, Tenant shall secure all permits and perform the work in a good and workmanlike manner in accordance with all applicable codes and secure a certificate of occupancy. Landlord shall advance the Allowance at reasonable intervals within not more than ten (10) days following Tenant's draw request, as the Work progresses.

5.4. Notwithstanding the Tenant Plan, prior to the Target Date, Landlord shall
(i) install new wall paper in the entire third floor elevator lobby; and (ii) repair and renovate the restrooms on the third floor in accordance with a list which has been initialed and exchanged between the parties. This work shall be performed at no additional cost to the Tenant and will be completed with no disruption to Tenant's quiet enjoyment of the Leased Premises or interruption to the conduct of Tenant's business in the Leased Premises. Such work to be performed by the Landlord shall be deemed complete when all items on the above list have been addressed to the reasonable satisfaction of the Tenant.


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6.   Options.

6.1 The option set forth in subsection 6.1 of the Lease is hereby deleted. Tenant is hereby granted one option to renew this Lease for one five year period upon the following terms and conditions:

     6.1.1 At the time of the exercise of the option to renew and at the time of said renewal, (a) the Tenant shall not be in default following the delivery of notice and the expiration of all applicable cure periods in accordance with the terms and provisions of this Lease; and (b) Tenant shall occupy and be in operation at the entire Leased Premises pursuant to this Lease subject to approved subleases or sublease permitted hereby and subject to arrangements contemplated by Section 17.7 of the Lease.

     6.1.2 Notice of the exercise of the option shall be sent to the Landlord in writing at least nine (9) months before the expiration of the Initial Term.

     6.1.3 The Renewal Term shall be for a period of five years to commence at the expiration of the Initial Term, and all of the terms and conditions of this Agreement, other than the amount of Annual Rent, shall apply during any such renewal term.

     6.1.4 The Annual Rent to be paid during the Renewal Term shall be $711,254.04 payable in equal monthly installments of $59,271.17.

6.2. Tenant is hereby granted the following additional rights:

     6.2.1. The option set forth in subsection 6.2.1 of the Lease is hereby deleted. If Landlord learns that any space on the third floor of the Building will become available, it shall first offer the same to Tenant by written notice. This is the "Right of First Offer". The notice shall contain the terms upon which the space is offered including the basic rent, the commencement date, the term, the allowance, if any, and any other terms which Landlord proposes. If Tenant wishes to lease the space on the terms offered, it shall notify the Landlord in writing within seven (7) business days of Tenant's receipt of such written notice setting forth all of the above-required information, and, thereupon, Tenant shall be bound to lease the same on the same terms as are set forth in this Agreement modified by the specific terms which are set forth in Landlord's notice. Tenant shall execute a lease amendment to incorporate these terms including an obligation to execute a Commencement Date certificate and estoppel certificates. If Tenant fails to serve the written acceptance of the offer within the seven (7) business day period, the Right of First Offer shall thereupon expire and be of no further force and effect. Notwithstanding the provisions of the preceding sentence, the Right of First Offer shall revive if Landlord does not consummate a lease with another tenant within five
            (5) months after the expiration of the Right of First Offer as above provided or if Landlord proposes to enter into a lease with another tenant on terms which are materially more favorable than the terms offered to Tenant. For this purpose, the terms shall be considered materially more favorable if the net effective rent offered to the other tenant is ninety-two and one-half (92.5%) percent, or less, than the net effective rent offered to Tenant or if the term offered to the other tenant is eighty percent, or less, of the term offered to Tenant. With respect to any further offers required under this provision, if Tenant fails to serve a written acceptance of the offer within a five (5) business day period following receipt of Landlord's written offer, the Right of First Offer shall, with respect to such offer, thereupon expire and be of no further force and effect. For the purposes of this subsection 6.2.1, notices may be served by facsimile followed by mailing by regular mail on the same date. Tenant's fax number is; (908) 575-


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            1843 and Landlord's fax number (908) 575-2259.

     6.2.2. The option set forth in subsection 6.2.2 of the Lease shall remain in force.

7.   Revision of Security Deposit.

The Security Deposit required by Section 29 of the Lease is increased to the sum of $102,191.68. Tenant shall deposit the additional sum of $23,820.84 with Landlord upon the execution of this Agreement.

8.   Representations.

The Tenant hereby represents and warrants that:

8.1. no broker or other agent has shown the Contiguous Space or the Building to the Tenant, or brought either to the Tenant's attention, except Julien J. Studley, Inc. (the "Broker"), whose entire commission therefor is set forth in a separate document and which commission the Tenant understands will be paid by the Landlord directly to the Broker;

8.2. the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant have been duly and validly authorized by its general partners, to the extent required by their partnership agreement and applicable law, if the Tenant is a partnership or, if the Tenant is a corporation, by its board of directors and, if necessary, by its stockholders at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; and no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to the Tenant's execution and delivery of this Agreement; and

8.3. the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant will not result in a breach or violation of, or constitute a default under, the provisions of any statute, charter, certificate of incorporation or bylaws or partnership agreement of the Tenant or any affiliate of the Tenant, as presently in effect, or any indenture, mortgage, lease, deed of trust, other agreement, instrument, franchise, permit, license, decree, order, notice, judgment, rule or order to or of which the Tenant or any affiliate of the Tenant is a party, a subject or a recipient or by which the Tenant, any affiliate of the Tenant or any of their respective properties and other assets is bound.

9.   Reservation in Favor of Tenant.

Neither the Landlord's forwarding a copy of this document to any prospective tenant nor any other act on the part of the Landlord prior to execution and delivery of this Agreement by the Landlord shall give rise to any implication that any prospective tenant has a reservation, an option to lease or an outstanding offer to lease any premises.

10.  Severability.

In the event that any provision of this Agreement, or the application of any provision in any instance, shall be conclusively determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such determination shall not affect the validity or enforceability of the balance of this Agreement.


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11.  Captions.

Captions have been inserted at the beginning of each section of this Agreement for convenience of reference only and such captions shall not affect the construction or interpretation of any such section of this Agreement.

12.  Counterparts.

This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement.

13.  Exclusive Benefit.

Except as may be otherwise specifically set forth in this Agreement, this Agreement is made exclusively for the benefit of the parties hereto and their permitted assignees and no one else shall be entitled to any right, remedy or claim by reason of any provision of this Agreement.

14.  Successors.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

15.  Amendments.

This Agreement contains the entire agreement of the parties hereto, subsumes all prior discussions and negotiations and, except as may otherwise be specifically set forth in this Agreement, this Agreement may not be amended or otherwise modified except by a writing signed by all the parties to this Agreement.

16.  Waiver.

Except as may otherwise be specifically set forth in this Agreement, the failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty set forth in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement. The Landlord's acceptance of, or endorsement on, any partial payment of Rent or any late payment of Rent from the Tenant shall not operate as a waiver of the Landlord's right to the balance of the Rent due on a timely basis regardless of any writing to the contrary on, or accompanying, the Tenant's partial payment or the Landlord's putative acquiescence therein.

17.  Course of Performance.

No course of dealing or performance by the parties, or any of them, shall be admissible for the purpose of obtaining an interpretation or construction of this Agreement at variance with the express language of the Agreement itself.

18.  Landlord's Concession.

The Landlord shall credit against any amount otherwise due from the Tenant in accordance with section 5 of this Agreement the sum of $85,755 (the "Allowance").

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19.  Notices.

Section 35 of the Lease is amended to read as follows:

All notices contemplated by, permitted or required by this Agreement shall be in writing. All notices required by this Agreement shall be personally delivered or forwarded by recognized overnight carrier or by certified mail-return receipt requested, addressed to the Chief Financial Officer, Enzon, Inc. at the Leased Premises. As a condition to the effectiveness thereof, a copy of any and all notices to Tenant also shall be delivered to the General Counsel, Enzon, Inc. at the Leased Premises with a facsimile copy sent to (908) 541-8838. Notices to the Landlord shall be addressed to the address set forth at the head of this Agreement. All notices required under this Agreement shall be deemed given (i) upon delivery by overnight carrier, (ii) upon deposit, properly addressed and postage prepaid, in a postal depository if delivery is by certified mail; or
(iii) upon personal delivery to the intended party, regardless of whether delivery shall be refused. Either party, by a notice served in accordance with the foregoing provisions, may change the address to which notices shall be sent. Notices given by an attorney for a party shall be deemed to be notices given by the party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       LANDLORD:
                                       ROUTE 206 ASSOCIATES


                                       By: /s/ Eugene Schenkman
                                           -------------------------------------
                                           Eugene Schenkman Vice President
                                           Route 206 Corp., General Partner


                                       TENANT:
                                       ENZON, INC.


                                       By: /s/ Ken Zuerblis
                                           -------------------------------------
                                           Ken Zuerblis, Chief Financial Officer


                                       -7-

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                                    EXHIBIT A

                       LEASED PREMISES FLOOR SPACE DIAGRAM


                                       -8-

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                                    EXHIBIT B

                      DEFINITIONS AND INDEX OF DEFINITIONS

In accordance with section 1 of the Agreement of which this exhibit is a part, throughout the Agreement the following terms and phrases shall have the meanings set forth or referred to below:

1.   "Adjusted Gross Footage" is defined in definition 10 of this Agreement.

2.   "Agreement" means this First Amendment (including exhibits).

3.   "Allowance" is defined in section 18 of this Agreement.

4. "Basic Rent" is defined in subsection 3.2 of this Agreement as revised by subsection 8.1.11 of the Lease and definition 10 of this Agreement.

5.   "Broker" is defined in subsection 8.1 of this Agreement.

6. "Contiguous Space" is defined in the Preliminary Statement to this Agreement.

7.   "Expansion Commencement Date" is defined in section 4 of this Agreement.

8.   "Gross Footage" is defined in definition 10 of this Agreement.

9. "Initial Term" means the period designated in subsection 4.1 of this Agreement.

10. "Leased Premises" means that portion of the interior of the Building (as viewed from the interior of the Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the floor (as the floors have been designated by the Landlord) of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls, the outline of which floor space is designated on the diagram set forth in Exhibit A attached hereto, which portion contains 20,128 usable square feet of floor space (the "Usable Footage") and 24,526 square feet of gross rentable floor space (the "Gross Footage"). If the present square footage of the cafeteria is reduced, then the Gross Footage shall be adjusted downward and the Basic Rent shall be redetermined by multiplying the Adjusted Gross Footage by the Basic Rent per foot which would otherwise be due under this Agreement. To determine the Adjusted Gross Footage, the number of usable square feet of floor space which is added to the Building's net rentable area (by reason of the elimination of some or all of the cafeteria) shall be added to 112,409 square feet (the "Revised Usable Footage"). A new factor shall be calculated (the "New Multiplier") which, when multiplied by the Revised Usable Footage, produces a product of 137,139 square feet. The Adjusted Gross Footage shall equal the product of the Usable Footage multiplied by the New Multiplier (the "Adjusted Gross Footage"). Similar adjustments shall be made each time the size of the cafeteria is adjusted but the Gross Footage shall not be increased to more than 24,526 square feet.

11.  "New Multiplier" is defined in definition 10 of this Agreement.

12.  "Option to Renew" is defined in subsection 6.1 of this Agreement.

13. "Renewal Term" means, at the time of reference, any portion of the Term, other than the Initial Term, as to which the Tenant has properly exercised an Option to Renew.

14.  "Revised Usable Footage" is defined in definition 10 of this Agreement.


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

15.  "Right of First Offer" is defined in subsection 6.2.1 of this Agreement.

16.  "Security Deposit" is designated in section 29 of the Lease as amended by section 7 of this Agreement.

17. "Target Date" means, upon execution and delivery of this Agreement, the then estimated Expansion Commencement Date which is hereby established to be January 3, 2003.

18. "Tenant Plan" means construction drawings and related construction specifications regarding the build-out of the Contiguous Space and the connection of the Contiguous Space with the Leased Premises as defined in the Lease (with any construction drawings in a reproducible diazo sepia mylar form and in CAD readable format) including, without limiting the generality of the foregoing, the finish schedule, signed and sealed by a New Jersey-licensed architect, complying in all respects with applicable building and fire codes and insurance underwriting standards in effect and in sufficient detail to permit the Municipality to issue any required building permits and to permit skilled contractors to supply and perform the work called for therein. The Tenant Plan shall not include any specialized computer installations or any telecommunications equipment or facilities.

19.  "Tenant Plan Due Date" means November 3, 2002.

20. Beginning on the Expansion Commencement Date, "Tenant's Share" of any amount shall be revised to mean 17.884%.

21. "Term" means the Initial Term plus, at the time of reference, any Renewal Term.

22.  "Usable Footage" is defined in definition 10 of this Agreement.

23.  "Work" is defined in subsection 5.2 of this Agreement.


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